Contact:	Frank Guidone, CEO
(757) 766-4400
Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces 32% Sales Growth for Fiscal Year 2006

Hampton, VA, June 19, 2006 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced results for the fourth quarter and fiscal year ended March 31, 2006.

The Company reported net income for the 12 months ended March 31, 2006 of $24.5 million or $1.71 per diluted share, as compared to $14.8 million or $1.05 per diluted share for the same period last year. The Company recognized a gain on the sale of its Consumer Division of $9.0 million or $0.63 per diluted share. Excluding the results and gain on the sale of the Consumer Division, net income from continuing operations for the 12 months ended March 31, 2006 was $10.3 million or $0.72 per diluted share, as compared to $9.8 million or $.69 per diluted share for the same period last year. Income from discontinued operations was $5.2 million or $.36 per diluted share, and $5.0 million or $0.36 per diluted share for the 12 months ended March 31, 2006 and 2005 respectively. Please refer to the notes and reconciliation regarding Non-GAAP financial measures contained in this release.

Frank Guidone, Company CEO commented, “Fiscal year 2006 was a milestone year for the Company. We completed our transition to a pure play sensor business with the divestiture of the Consumer Products division, and posted impressive top line growth of 32%, with more than half of that growth coming through organic expansion. Our two acquisitions in the year - Atex and HL Planartechnik (“HLP”) - contributed $3.9 million to total sales and added additional products, technologies and market concentration to our portfolio. With the acquisitions of BetaTHERM and YSI Temperature effective April 1, the Company is forecasting net sales of approximately $190 million for FY07, putting us on target to achieve our three-year growth objective of $250 million in sales by FY09.”

For the fiscal year ended March 31, 2006, net sales from continuing operations increased 31.6% to $121.4 million, as compared to $92.3 million for the fiscal year ended March 31, 2005. For the three months ended March 31, 2006, net sales from continuing operations increased 24.2% to $35.5 million from $28.6 million for the same period last year. Excluding the effect of the HL Planartechnik and Atex acquisitions, net sales from continuing operations for the three months ended March 31, 2006 increased 13.1% as compared to the same period last year.

For the three months ended March 31, 2006, net income from continuing operations was $2.9 million, or $.20 per diluted share as compared to $2.5 million, or $.17 per diluted share for the three months ended March 31, 2005. EBITDA (earnings before interest, taxes, depreciation and amortization) for the three months ended March 31, 2006 was $5.4 million or 15.2% of sales, as compared to $4.0 million or 13.9% for the same period last year. For the fiscal year, EBITDA was $21.1 million, or 17.4% of sales. Quarter over quarter, EBITDA declined from 21.2% for the three months ended December 31, 2005 largely due to the losses incurred at HLP, acquired in December 2005. As a result of integration efforts and cost reductions, the Company expects HLP to break even in the second fiscal quarter of 2007, and begin generating positive cash flow in second half of the fiscal year.

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

Guidone continued “Operating losses from HLP in Q4 were approximately $750,000, which lowered our EBITDA over 200 basis points as a percent of sales in the fourth quarter. We are making significant progress in our cost reduction efforts at HLP, and expect losses in the first quarter to be less than $250,000, and to achieve break even in Q2-07. Overall, while we anticipate continued decline in gross margin in FY07 as compared to FY06, we expect operating income and EBITDA to accelerate due to continued leverage of fixed costs.”

“For the first quarter, we are expecting sales of approximately $45 million, and EBITDA to improve to approximately 18% of sales. We expect EBITDA to steadily improve throughout the fiscal year as we realize benefits associated with our ongoing cost reduction and integration efforts, as well as continued leverage of fixed expenses via sales growth. While sales and EBITDA in the first quarter of fiscal 2007 will be up sharply as compared to Q4-06, increases in interest and amortization expense as a result of the temperature acquisitions will result in marginal improvement in EPS in the first quarter 2007 as compared to Q4-06. We expect EPS to accelerate in the second quarter as a result of sales growth and elimination of losses at HLP.”

The Company filed its Form 10-K for the fiscal year ended March 31, 2006 today. Please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K filed for a more complete discussion of sales, margin and expenses.

The Company will host an investor conference call on June 19th at 2 pm EDT to answer questions regarding the quarterly and yearly results reported in our Annual Report on Form 10-K for fiscal year ended March 31, 2006. US dialers: (800) 230-1092; International dialers: (612) 332-0228. Interested parties may also listen via the Internet at: www.investorcalendar.com. The call will be available for replay for 30 days through AT&T by dialing (800) 475-6701 (US dialers); (320) 365-3844 (International dialers), and entering access code 833471, and on Investorcalendar.com.

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures”, promulgated under the Securities and Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We believe that certain of our financial measures which meet the definition of a non-GAAP financial measure are important supplemental information to investors.

The financial information accompanying this press release includes the company’s earnings before interest, taxes, depreciation and amortization, or “EBITDA”. This number is derived by adding interest, taxes, depreciation and amortization to the Company’s net income from continuing operations. The Company believes that this information is important to investors because it provides a financial measure commonly used in financial reporting.

This non-GAAP financial measure is used in addition to and in conjunction with the results presented in accordance with GAAP. The non-GAAP financial measure should not be relied upon to the exclusion of GAAP financial measures. Non-GAAP financial measures provide an additional way of viewing aspects of our operation that, when viewed with our GAAP results and the accompanying reconciliation’s to the corresponding GAAP financial measures, provide an understanding of certain factors and trends relating to our business. The company strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

Measurement Specialties, Inc.
Consolidated Statement of Operations

	For the quarter ended March 31,		For the year ended March 31,
(Amounts in thousands, except per share amounts)	2006 (Unaudited)	2005 (Unaudited)	2006	2005
Net sales	$35,563	$28,619	$121,417	$92,268
Cost of goods sold	19,797	15,075	64,791	45,226
Gross profit	15,766	13,544	56,626	47,042
Operating expenses (income):
Selling, general and administrative	10,916	10,095	36,956	31,391
Non-Cash Equity based Compensation	-	-	-	-
Litigation Expense	-	-	-	-
Research and development	632	505	2,567	2,130
Customer funded development	(103)	(50)	(448)	(268)
Amortization of acquired intangibles	547	586	1,767	774
Total operating expenses	11,992	11,136	40,842	34,027
Operating income (loss)	3,774	2,408	15,784	13,015
Interest expense, net	567	392	2,066	637
Gain on sale of assets	-	-	-	-
Other expense (income)	37	(228)	167	(90)
Income (loss) from continuing operations
before income taxes	3,170	2,244	13,551	12,468
Income tax expense (benefit) from continuing operations	282	(225)	3,224	2,688
Income from continuing operations	2,888	2,469	10,327	9,780
Discontinued Operations
Income from discontinued operations before income taxes - Consumer	(21)	1,541	6,695	6,608
Income taxes from discontinued operations	(47)	117	1,527	1,562
Income from discontinued operations, before gain	26	1,424	5,168	5,046
Gain on disposition of discontinued operations (net of income tax)	(74)	-	9,039	-
Income from discontinued operations	(48)	1,424	14,207	5,046
Net income	$2,840	$3,893	$24,534	$14,826

Net income per common share - Basic
Income from continuing operations	$0.21	$0.18	$0.75	$0.73
Gain from disposition	-	-	0.66	-
Income from discontinued operations	-	0.11	0.38	0.38
Net income per common share - Basic	$0.21	$0.29	$1.79	$1.11

Net income per common share - Diluted
Income from continuing operations	$0.20	$0.17	$0.72	$0.69
Gain from disposition	-	-	0.63	-
Income from discontinued operations	-	0.10	0.36	0.36
Net income per common share - Diluted	$0.20	$0.27	$1.71	$1.05

Weighted average shares oustanding - Basic	13,720	13,532	13,704	13,392
Weighted average shares oustanding - Diluted	14,244	14,277	14,356	14,095

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
(Dollars in thousands)	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$9,166	$4,402
Accounts receivable, trade, net of allowance for
doubtful accounts of $408 and $244, respectively	19,381	16,060
Inventories, net	25,099	17,278
Deferred income taxes	1,510	4,227
Prepaid expenses and other current assets	1,821	2,521
Other receivables	3,409	205
Current portion of promissory note receivable	1,900	-
Current assets of discontinued operations	1,111	7,673
Total current assets	63,397	52,366

Property and equipment:
Property and equipment, net	22,086	12,689
Property and equipment of discontinued operations, net	-	2,235
Total property and equipment, net	22,086	14,924

Goodwill	41,848	40,010
Acquired intangible assets, net	11,250	10,583
Deferred income taxes	10,785	5,685
Promissory note receivable, net of current portion	1,397	-
Other assets	1,542	924
Other assets of discontinued operations	119	1,512
	89,027	73,638
Total Assets	$152,424	$126,004

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

MEASUREMENT SPECIALTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
(Dollars in thousands)	2006	2005

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of promissory notes payable	$1,000	$1,200
Current portion of deferred acquisition payments	3,972	1,720
Short-term debt	3,777	2,085
Current portion of long-term debt	2,553	2,310
Accounts payable	11,337	7,059
Accrued expenses	2,190	1,310
Accrued compensation	3,116	2,189
Income taxes payable	789	815
Current portion of capital lease obligation	606	264
Other current liabilities	1,731	1,540
Current liabilities of discontinued operations	1,266	11,063
Total current liabilities	32,337	31,555

Promissory notes payable, net of current portion	100	1,100
Long-term debt, net of current portion	16,794	18,928
Deferred acquisition payments, net of current portion	-	4,069
Contingeny consideration provision	3,517	-
Capital lease obligation, net of current portion	2,180	381
Other liabilities	1,999	544
Other liabilities of discontinued operations	-	1,411
Total liabilities	56,927	57,988

Shareholders' equity:
Serial preferred stock; 221,756 shares authorized; none outstanding	-	-
Common stock, no par; 20,000,000 shares authorized; 13,970,033
and 13,257,084 shares issued and outstanding, respectively	-	-
Additional paid-in capital	66,371	61,787
Retained earnings	31,263	6,729
Accumulated other comprehensive loss	(2,137)	(500)
Total shareholders' equity	95,497	68,016
Total liabilities and shareholders' equity	$152,424	$126,004

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com

FY06 10K Press Release
June 20, 2006

Measurement Specialties, Inc.
Reconciliation of Non-GAAP Measures

Reconciliation of Non-GAAP Measures:	For the Quarter Ended March 31 (Unaudited)		For the Year Ended March 31 (Unaudited)
	2006	2005	2006	2005
EBITDA (earnings before interest, taxes, depreciation and amortization)

Net Income from continuing operations	$2,888	$2,469	$10,327	$9,780

Add back:
Interest	567	392	2,066	637
Taxes	282	(225)	3,224	2,688
Depreciation and amortization	1,658	1,342	5,516	3,047

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$5,395	$3,978	$21,133	$16,152

******End of Press Release*****

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666
www.meas-spec.com